Exhibit 1.3
(Translation)
REGULATIONS OF THE BOARD OF DIRECTORS OF WACOAL HOLDINGS CORP.
Article 1. (Purpose)
     All matters relating to the Board of Directors of Wacoal Holdings Corp. (the “Company”) shall be governed by these Regulations except as provided for by law or regulation or the Articles of Incorporation.
Article 2. (Definitions)
     For the purpose of these Regulations, a “Group Company” shall mean a company more than 50% of the shares of which is held by the Company (directly or indirectly) or which is substantially controlled by the Company.
     Further, a “Group Subsidiary” shall mean a company more than 50% of the shares of which is held directly by the Company or which is substantially controlled by the Company.
Article 3. (Organization)
1.	The Board of Directors shall consist of all Directors.

2.	The Corporate Auditors shall attend meetings of Board of Directors and express their opinions thereat if necessary.
Article 4. (Meetings)
1.	An ordinary meeting of the Board of Directors shall, in principle, be held once a month, and an extraordinary meeting of the Board of Directors may be held whenever necessary.

2.	To provide flexibility to the Board of Directors, resolutions of the Board of Directors shall be deemed to have been adopted without holding a meeting of the Board of Directors in case of paragraph 3, Article 7 of these Regulations.
Article 5. (Persons Authorized to Convene Meetings and Chairman)
1.	The President and Director shall convene and preside over meetings of Board of Directors. If the President and Director is unable to act as aforesaid, one of the other Directors, in an order fixed in advance by resolution of the Board of Directors, shall act in his/her place.

2.	Each Director or Statutory Auditor may request that a meeting of the Board of Directors be convened by presenting an agenda and the reason thereof in writing to the President and Director or a Director entitled to convene meetings in his/her place.

3.	If a convocation notice of meeting of Board of Directors may not be dispatched within five (5) days from the date of such request under the preceding paragraph, the person requesting convocation of a meeting shall be entitled to convene the meeting of Board of Directors in place of the President and Director or a Director entitled to convene meetings.
Article 6. (Convocation Notice)
1.	Convocation notice of meetings of the Board of Directors shall be dispatched to each Director and Statutory Auditor at least three (3) days prior to the date set for such meeting; provided, however, that such period may be shortened in case of an emergency.

2.	Meetings of Board of Directors may be held without convocation procedures if unanimous consent is obtained from all Directors and Corporate Auditors.

Article 7. (Method of Resolution)
1.	A majority of the Directors present at a meeting of the Board of Directors at which a majority of the Directors are present shall be required to adopt resolutions thereat.

2.	A Director who has a special interest in any matter to be acted upon by the Board of Directors shall not be entitled to vote on such matter.

3.	To provide flexibility to the Board of Directors, the resolutions of the Board of Directors shall be deemed to have been passed without holding a meeting of Board of Directors if the statutory requirements (that in case a Director proposes a matter to be resolved by the Board of Directors and all Directors, who are able to participate in a resolution of such matter, have given their consents thereto in writing or through electronic record and that no objection is raised by Corporate Auditors) are satisfied.
Article 8. (Matters to be Resolved)
Matters to be resolved by the Board of Directors shall be as follows:
I.	Formulation and/or approval of basic policies and management strategies of Wacoal Group;

II.	Matters concerning business operations of the Company;
1.	Matters prescribed by laws and regulations

(“Company Law” shall be referred as “Law” hereinafter)

(1)	Disposition and acquisition of material assets (Item 1, Par. 4, Art. 362 of the Law)

(2)	Incurrence of a large amount of debt (Item 2, Par. 4, Art. 362 of the Law)

(3)	Election and dismissal of managers and other key employees (Item 3, Par. 4, Art. 362 of the Law)

(4)	Establishment, relocation and abolishment of branch offices and other important organizational matters

(5)	Matters concerning the offering of bonds and other ignificant matters prescribed by the Ordinance of Ministry of Justice concerning the offering of subscriber for bonds (Item 5, Par. 4, Art. 362 of the Law)

(6)	Establishment of a system prescribed by the Ordinance of Ministry of Justice to ensure the execution of duties by Directors are in compliance with the laws and regulations and the Articles of Incorporation (Item 6, Par. 4, Art. 362 of the Law)

(7)	Partial exemption of officers from liability for damages pursuant to resolution of Board of Directors based on the authorization under the Articles of Incorporation (Item 7, Par. 4, Art. 362 of the Law)

(8)	Establishment of record dates (Par. 1, Art. 124 of the Law)

(9)	Approval of the transfer of restricted shares (Par. 1, Art. 139 of the Law)

(10)	Designation of a party acquiring all or a portion of restricted shares (Par. 4 and 5, Art. 140 of the Law)

(11)	Determination of acquisition price if the acquisition of the Company’s shares is authorized by the shareholders (Art. 157 of the Law)

(12)	Acquisition of the Company’s shares in market transactions based on the authorization by the Articles of Incorporation (Art. 165 of the Law)

(13)	Determination of date for acquisition of shares with call rights (Par. 1, Art. 168 of the Law/Item 3 (ii), Par. 2, Art. 107 of the Law)

(14)	Determination of shares to be acquired in case of partial acquisition of shares with call rights (Art. 169 of the Law/Item 3 (iii), Par. 2, Art. 107 of the Law)

(15)	Cancellation of Company’s shares (Art. 178 of the Law)

(16)	Stock split (Art. 183 of the Law)

(17)	Gratis allocation of shares (Art. 186 of the Law)

(18)	Increase of number shares constituting a full unit under certain circumstances, or amendment of Articles of Incorporation regarding shares constituting a full unit (Art. 191 of the Law)

(19)	Amendment of the Articles of Incorporation concerning the deduction of the number of and/or abolishment of shares constituting a full unit (Art. 195 of the Law)

(20)	Auction of shares (Art. 197 of the Law)

(21)	Determination of offering particulars for the issuance of shares, etc. (Par. 1, Art. 199, Par. 1, Art. 200, Art. 201, Art. 202 of the Law)

(22)	Allocation of offered shares, etc. (Art. 204 of the Law)

(23)	Determination of offering particulars for the issuance of share acquisition rights and/or bonds with share acquisition rights (Par. 1, Art. 238, Par. 1, Art. 239, Art. 240, Art. 241 of the Law)

(24)	Allocation of offered share acquisition rights or bonds with share acquisition rights (Art. 243 of the Law)

(25)	Approval of transfer of restricted share acquisition rights (Par. 1, Art. 265 of the Law)

(26)	Determination of date of acquisition of share acquisition rights with call rights (Par. 1, Art. 273, Item 7, Par. 1, Art. 236 of the Law)

(27)	Determination of share acquisition rights to be acquired in case of partial acquisition of share acquisition rights with call rights (Art. 274, Item 7 (iii), Par. 1, Art. 236 of the Law)

(28)	Cancellation of Company’s share acquisition rights (Art. 276 of the Law)

(29)	Gratis allocation of share acquisition rights (Art. 278 of the Law)

(30)	Convocation of meeting of shareholders and/or class shareholders (Art. 298, Art. 325 of the Law)

(31)	Approval of competitive transactions (Item 1, Par. 1, Art. 356, Par. 1, Art. 365 of the Law)

(32)	Approval of self-dealing transactions and/or transactions that present a conflict of interest (Item 2 and 3, Par. 1, Art. 356, Par. 1, Art. 365)

(33)	Election and dismissal of representative director (Item 3, Par. 2, Art. 362 of the Law, Art. 22 of the Articles of Incorporation)

(34)	Election of corporate officers (Item 2, Par. 1, Art. 363 of the Law)

(35)	Determination of director convening the meetings of Board of Directors (Art. 366 of the Law)

(36)	Provisions concerning resolutions of Board of Directors by special directors (Par. 1 Art. 373 of the Law)

(37)	Determination of partial exemption of officers from liability for damages based on the authorization under the Articles of Incorporation (Art. 426 of the Law)

(38)	Preparation of financial statements, extraordinary financial statements, consolidated financial statements, etc. (Par. 1, Art. 435, Par. 1, Art. 441, Par. 1, Art. 444 of the Law)

(39)	Approval of financial statements, extraordinary financial statements, consolidated financial statements, etc. (Par. 3, Art. 436, Par. 2, Art. 441, Par. 5, Art. 441)

(40)	Decrease of capital reserves under certain circumstances (Art. 448 of the Law)

(41)	Determination of interim dividends (Par. 5, Art. 454 of the Law)

(42)	Determination of dividends of surplus (including acquisition of Company’s shares) based on authorization under the Articles of Incorporation (Par. 1, Art. 459 of the Law, Art. 38 of the Articles of Incorporation)

(43)	Determination of offering particulars for issuance of bonds (Art. 676 of the Law)

(44)	Allocation of offered bonds (Art. 678 of the Law)
2. Matters prescribed in the Articles of Incorporation
(1)	Election and dismissal of the custodian of shareholders register as well as the determination of place of business for handling of shares (Article 10 of the Articles of Incorporation)

(2)	Election and dismissal of executive officers as well as the determination of an order of preference of acting Directors (Article 14, Article 22 and Article 23 of the Articles of Incorporation)
3. Important Matters concerning Execution of Business (Paragraph 2, Article 362 of the Law)
(1)	Approval of long-term and yearly business plans

(2)	Determination of extraordinary record date for the determination of entitled shareholders

(3)	Officers acting concurrently as an officer in another company

(4)	Appointment and dismissal of advisors and/or other similar positions

(5)	Determination of defensive takeover measures

(6)	Matters concerning the establishment of internal controls

(7)	Execution of material contracts

(8)	Investment in other company resulting in the establishment and dissolution of a subsidiary and management responsibility thereof

(9)	Establishment, amendment and abolishment of Regulations of the Board of Directors

(10)	Establishment, amendment and abolishment of Share Handling Regulations

(11)	Establishment, amendment and abolishment of material regulations

(12)	Treatment of significant lawsuits

(13)	Determination of matters authorized by the resolution of the meeting of shareholders

(14)	Other matters deemed necessary by the Board of Directors
III. Matters concerning the exercise of voting rights in Group Subsidiaries
Article 9. (Internal Controls)
     The Board of Directors shall provide necessary instruction to Group Companies and Group Subsidiaries to enhance the overall internal controls of Wacoal Group. The Board of Directors shall also be provided reports by the Group Companies and Group Subsidiaries of their internal controls to the extent necessary.
Article 10. (Handling of Urgent Matters)
     If any matter under the preceding Article which should be discussed by the Board of Directors is unable to be referred to the Board of Directors for deliberation due to its urgent nature, the President and Director may execute upon such matter without a decision thereon made by the Board of Directors. In such case, however, the matter shall be presented to the subsequent meeting of the Board of Directors for discussion and to obtain its approval.
Article 11. (Reports)
1.	The President and other executive Directors shall be obligated to report to the Board of Directors regarding the status of the execution of their duties at least once every three (3) months.

2.	If a Director engages in competitive transaction or in a transaction with the Company, such Director shall, without delay, report any significant matters regarding such transaction.
Article 12. (Attendance by Persons other than Directors and Corporate Auditors)
     The Board of Directors may allow any person other than Directors and Corporate Auditors to attend a meeting of the Board of Directors and to give his/her explanations or opinions thereat whenever so required.
Article 13. (Power of Directors)
1.	If only the fundamental or significant aspects of the execution of a matter are determined by the Board of Directors, the Representative Director shall determined the particulars thereof.

2.	The Representative Director may execute daily operations at his or her discretion to the extent it does not violate the resolutions of the Board of Directors.

3.	Any Director with special title who does not have a right of representation shall be entitled to execute matters within the scope delegated by resolution of the Board of Directors.
Article 14. (Minutes)
     The substance and results of the proceedings of a meeting of Board of Directors shall be recorded in minutes, and the Directors and Corporate Auditors present shall affix their respective names and seals. Such minutes shall be kept for ten (10) years at the head office of the Company
Article 15. (Notice of Absentees)
     Notification regarding the substance and results of the proceedings of a meeting of Board of Directors shall be provided to any Director and Statutory Auditor who was not in attendance at such meeting.
Article 16. (Amendment)
     Amendment of these Regulations shall be approved by resolution of the Board of Directors.
SUPPLEMENTARY PROVISIONS
     These Regulations shall take effect on June 29, 2006.
Records of Amendment of Regulations of Board of Directors
(on and after October 1, 2005 after the Company became a holding company)
•  Established on October 1, 2005
•  Amended on March 28, 2006
•  Amended on June 28, 2006